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                                                                     EXHIBIT 21

                        Subsidiaries of Cox Radio, Inc.(1)



Cox Kentucky, Inc.
KFI, Inc.
WCKG, Inc.
WHIO, Inc.
WSB, Inc.
WWRM, Inc.






























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(1) Assumes completion of Cox Radio Consolidation.